UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                        Commission File Number 001-15689

                      Jeremy's Microbatch Ice Creams, Inc.
             (Exact name of registrant as specified in its charter)

            2000 Hamilton Street, #520, Philadelphia, PA 19130-3883
                                  215.893.3662
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock ($.01 par value)
            (Title of each class of securities covered by this Form)

                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [_]                           Rule 12h-3(b)(1)(i)    [_]
Rule 12g-4(a)(1)(ii)    [X]                           Rule 12h-3(b)(1)(ii)   [_]
Rule 12g-4(a)(2)(i)     [_]                           Rule 12h-3(b)(2)(i)    [_]
Rule 12g-4(a)(2)(ii)    [_]                           Rule 12h-3(b)(2)(ii)   [_]
                                                      Rule 15d-6             [_]

Approximate  number of holders of record as of the certification or notice date:
419
---

Pursuant  to  the requirements of the Securities Exchange Act of 1934,  Jeremy's
Microbatch  Ice  Creams,  Inc.  has   caused   this  certification/notice  to be
signed on its behalf by the undersigned duly authorized person.


Date: September 30, 2003       By: /s/  W. Tay
                                 ---------------------
                                 W. Tay, President